Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101		Steven Brazones Director, Investor Relations 651-236-5158

NEWS	For Immediate Release	September 20, 2005

H.B. FULLER REPORTS IMPROVED THIRD QUARTER RESULTS

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) today reported operating results for the third quarter ended August 27, 2005.

Net Revenue:

Net revenue for the third quarter of 2005 was $358.1 million, representing a 2.5 percent increase over the third quarter of 2004. Improved pricing and positive currency effects contributed 7.8 percent and 0.7 percent, respectively. Lower volumes and the deconsolidation of the Company’s Japanese operations had an offsetting impact of 3.1 percent and 2.9 percent, respectively.

Global Adhesives’ net revenue increased 2.2 percent versus the third quarter of last year. Improved pricing and positive currency effects contributed 8.8 percent and 0.9 percent, respectively. Lower volume and the deconsolidation of the Company’s Japanese operations had an offsetting 3.3 percent and 4.2 percent impact, respectively.

Full-Valu/Specialty Group’s net revenue increased 3.1 percent versus the third quarter of last year. Improved pricing and positive currency effects contributed 5.5 percent and 0.4 percent, respectively. Lower volume had an offsetting impact of 2.8 percent.

Net Income:

Third quarter net income was $15.5 million or $0.53 per share (diluted). Last year’s third quarter net income was $8.9 million or $0.31 per share (diluted).

Commenting on the third quarter results, Al Stroucken, Chairman and Chief Executive Officer, said, “We are pleased with the improvements we have been able to achieve during the quarter. Although price increases continued to fall short of raw material cost increases, we were able to achieve a slight improvement in gross margin and a somewhat larger improvement in operating margin due to increases in productivity. Looking ahead, and taking into consideration the business environment in the aftermath of Hurricane Katrina, the necessity to remain resolute on pricing and to continue with our productivity improvements is self-evident.”

Year-To-Date Results:

For the first nine months of fiscal year 2005, net revenue was $1,099.0 million compared to $1,031.2 million reported last year, a 6.6 percent increase. Improved pricing and positive currency effects contributed 6.2 percent and 1.7 percent, respectively. Lower volumes and the net impact of the Probos acquisition and the deconsolidation of the Japanese operations had an offsetting impact of 0.5 percent and 0.8 percent, respectively.

Net income was $38.3 million or $1.31 per share (diluted) for the first nine months of this year compared to $24.7 million or $0.86 per share (diluted) for the same period last year.

Expectations For Fiscal Year 2005:

Based upon the improvements achieved during the third quarter, the Company now expects full-year earnings per share, on a diluted basis, to be at the upper end of its previously provided range of $1.75 to $1.85 per share. In addition, given its year-to-date level of spending, the Company now expects full-year purchases of property, plant, and equipment to be between $25 and $30 million.

Conference Call:

The Company will host an investor conference call to discuss third quarter results on Wednesday, September 21, 2005 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the Internet through the Company’s website at www.hbfuller.com under the investor relations section. The call is scheduled to last one hour. An audio replay and written transcript of the conference call will subsequently be made available on the Company’s website.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 4, 2005 and July 1, 2005 and the Company’s 10-K filing of February 25, 2005. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included. References to volume changes include volume, product mix, and delivery charges, combined.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2004 net revenue of $1.410 billion. Common stock is traded on the NYSE exchange under the symbol FUL. For more information about the Company, visit their website at www.hbfuller.com.

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended August 27, 2005	13 Weeks Ended August 28, 2004
Net revenue	$358,091	$349,514
Cost of sales	(260,509)	(255,762)

Gross profit	97,582	93,752

Selling, general and administrative expenses	(73,460)	(79,078)
Gains from sales of assets	278	370
Other expense, net	(25)	(1,906)
Interest expense	(2,942)	(3,205)

Income before income taxes, minority interests and income from equity investments	21,433	9,933

Income taxes	(6,855)	(1,736)

Minority interests in consolidated income	312	283

Income from equity investments	651	447

Net Income	$15,541	$8,927

Basic income per common share	$0.54	$0.31

Diluted income per common share	$0.53	$0.31

Weighted-average common shares outstanding:
Basic	28,817	28,471
Diluted	29,432	28,928

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	August 27, 2005	November 27, 2004	August 28, 2004
Inventory	$160,336	$159,067	$155,914
Trade accounts receivable, net	230,717	262,932	240,161
Trade accounts payable	134,677	164,846	133,161
Total assets	1,098,693	1,135,359	1,045,669
Long-term debt, including current installments	137,243	161,069	161,610

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	39 Weeks Ended August 27, 2005	39 Weeks Ended August 28, 2004
Net revenue	$1,099,003	$1,031,151
Cost of sales	(811,158)	(751,477)

Gross profit	287,845	279,674

Selling, general and administrative expenses	(232,290)	(232,218)
Gains from sales of assets	7,076	370
Other expense, net	(839)	(5,175)
Interest expense	(9,166)	(10,407)

Income before income taxes, minority interests and income from equity investments	52,626	32,244

Income taxes	(16,999)	(9,001)

Minority interests in consolidated income	786	170

Income from equity investments	1,844	1,300

Net Income	$38,257	$24,713

Basic income per common share	$1.33	$0.87

Diluted income per common share	$1.31	$0.86

Weighted-average common shares outstanding:
Basic	28,668	28,407
Diluted	29,175	28,889